EXHIBIT 32

Section 906 Certification

Leslie H. Wexner, the Chairman and Chief Executive Officer, and Martyn R. Redgrave, the Executive Vice President, Chief Administrative Officer and Chief Financial Officer, of Limited Brands, Inc. (the “Company”), each certifies that, to the best of his knowledge:

(i)	the Quarterly Report of the Company on Form 10-Q dated September 1, 2006 for the periods ending July 29, 2006 (the “Form 10-Q”), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(ii)	the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ LESLIE H. WEXNER
Leslie H. Wexner
Chairman and Chief Executive Officer

/s/ MARTYN R. REDGRAVE
Martyn R. Redgrave
Executive Vice President,
Chief Administrative Officer and
Chief Financial Officer

Date: September 1, 2006